UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Fountain Powerboat Industries, Inc.

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FOUNTAIN POWERBOAT INDUSTRIES, INC.

Post Office Drawer 457

1653 Whichard’s Beach Road

Washington, North Carolina 27889

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Fountain Powerboat Industries, Inc. will be held at our headquarters located at 1653 Whichard’s Beach Road, Washington, North Carolina, at 10:00 a.m. on Tuesday, November 29, 2005. The purposes of the meeting are:

1.	Election of Directors. To elect nine directors for one-year terms;

2.	Ratification of Appointment of Independent Accountants. To consider a proposal to ratify the appointment of Dixon Hughes PLLC as our independent public accountants for Fiscal 2006;

3.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the accompanying envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about November 1, 2005.

By Order of the Board of Directors

Carol J. Price

Secretary

FOUNTAIN POWERBOAT INDUSTRIES, INC.

Post Office Drawer 457

1653 Whichard’s Beach Road

Washington, North Carolina 27889

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated October 28, 2005, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the Annual Meeting of our shareholders and at any adjournments of the meeting. The meeting will be held at 10:00 a.m. on Tuesday November 29, 2005, at our headquarters located at 1653 Whichard’s Beach Road, Washington, North Carolina.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to Fountain Powerboat Industries, Inc. The term “Fountain” refers to our operating subsidiary, Fountain Powerboats, Inc.

Solicitation and Voting of Proxies

A form of appointment of proxy (a proxy card) is included with this Proxy Statement that provides for you to name two of our officers, Carol J. Price and Irving L. Smith, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it to us in the enclosed envelope so that your shares will be represented at the meeting.

If you sign a proxy card and return it to us before the Annual Meeting, the shares of our common stock you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the nine nominees for director named in Proposal 1 below, and “FOR” Proposal 2 discussed in this Proxy Statement. If, before the Annual Meeting, any nominee named in Proposal 1 has become unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including adjournments.

Revocation of Appointment of Proxy

If you sign and return a proxy card you can revoke it at any time before the voting takes place at the Annual Meeting either by filing with our Secretary a written instrument revoking it or an executed proxy card dated as of a later date, or by attending the Annual Meeting and announcing your intention to vote in person.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. In addition to solicitation by mail, our and Fountain’s directors, officers and employees may solicit proxy cards, personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so.

Record Date

The close of business on October 3, 2005, is the “Record Date” for determining which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our common stock on the Record Date in order to be eligible to vote at the Annual Meeting.

Voting Securities

Our voting securities are the 4,834,275 shares of our common stock that were outstanding on the Record Date. Fountain holds 15,000 of those shares which are treated as treasury shares and may not be voted at the Annual Meeting. You may cast one vote for each share you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting.

Voting Procedures; Votes Required for Approval

A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of a majority of the outstanding shares of our common stock. Shares of our common stock represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the nine nominees receiving the highest numbers of votes will be elected. You may not vote cumulatively in the election of directors. For Proposal 2 to be approved, the votes cast in favor of the proposal must exceed the votes cast against it. Abstentions and broker non-votes will have no effect in the election of directors or in the voting on Proposal 2.

Beneficial Ownership of Securities

Principal Shareholders.  The following table describes the beneficial ownership of our common stock on the Record Date by persons we believe own, beneficially or of record, 5% or more of our common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percentage of class (1)

Reginald M. Fountain, Jr. Post Office Drawer 457 Washington, North Carolina 27889	2,700,472(2)	51.25%

Triglova Finanz, A.G. Edificio Torre Swiss Bank Piso 16, Apartado Postal 1824 Panama 1, Republica de Panama	314,250(3)	6.52%

(1)	Percentages are calculated based on 4,834,275 total outstanding shares, minus 15,000 shares held by Fountain, plus, in the case of Mr. Fountain’s percentage, the number of additional shares that he could purchase upon the exercise of stock options.
(2)	Includes 450,000 shares which could be purchased by Mr. Fountain from us upon the exercise of stock options and as to which shares he may be considered to have sole investment power only. Also includes 10,000 shares held by a family member and as to which Mr. Fountain disclaims beneficial ownership.

(3)	Based solely on information contained in the shareholder’s most recent filing with the Securities and Exchange Commission (which was made during January 1997), as adjusted for the effect of the three-for-two split in our common stock which we effected during 1997.

Management.  The following table describes the beneficial ownership of our common stock on the Record Date by our current directors, nominees for election as directors, and certain executive officers, individually, and by all our current directors and executive officers as a group:

Name of beneficial owner	Amount and nature of beneficial ownership (1)		Percentage of class (2)

Reginald M. Fountain, Jr.	2,700,472	(3)	51.25%

A. Myles Cartrette	26,800		*

George L. Deichmann III	24,100		*

Guy L. Hecker, Jr.	-0-		—

David C. Miller	1,000		*

Robert D. Knight	-0-		—

Anthony J. Romersa	-0-		—

Anthony A. Sarandes	-0-		—

Irving L. Smith	10,600		*

Mark L. Spencer	3,525		*

Robert L. Stallings III	-0-		—

David L. Woods.	52,500		1.09%

All current directors and executive officers as a group (10 persons)	2,818,997		53.50%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all shares. The listed shares include the following numbers of shares with respect to which the individuals named and included in the group have shared voting and investment power: Mr. Miller—1,000 shares; Mr. Smith—10,600 shares; and all persons included in the group—11,600 shares. The listed shares include the following numbers of shares that could be acquired by the individuals named and included in the group pursuant to currently exercisable stock options and with respect to which shares those persons may be considered to have sole (or shared) investment power only: Mr. Fountain—450,000 shares; all persons included in the group—450,000 shares.
(2)	Percentages are calculated based on 4,834,275 total outstanding shares, minus 15,000 shares held by Fountain, plus, in the case of each individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group upon the exercise of stock options. An asterisk indicates less than 1.0%.
(3)	Includes 10,000 shares held by a family member and as to which Mr. Fountain disclaims beneficial ownership.

Certain Arrangements Relating to Our Common Stock.  During Fiscal 2004, Fountain entered into a secured, long-term financing arrangement to refinance existing long-term debt, pay current liabilities, and provide additional operating funds. Fountain’s obligations under that credit facility were guaranteed by Reginald M. Fountain, Jr., our Chairman, President and Chief Executive Officer, individually, and by Brunswick Corporation (“Brunswick”) which, through one of its divisions, supplies marine engines used in Fountain’s products.

In connection with the loan transaction, and in consideration for Brunswick’s agreement to guarantee Fountain’s obligations, Mr. Fountain gave Brunswick the right to purchase (the “Purchase Right”) any or all shares of our common stock held by him (generally at a price to be determined at the time of exercise), as well as all options held by Mr. Fountain to purchase shares of our common stock. Brunswick’s Purchase Right was to become exercisable on the earlier of July 1, 2007, or the date on which Fountain’s obligations under the above loan transaction were paid in full. We gave Brunswick an option to purchase, directly from us, and at any time while the Purchase Right remained in effect, a number of newly issued shares of our common stock which, when combined with Mr. Fountain’s shares, would give Brunswick 50.1% of our outstanding common stock. During September 2005, Fountain refinanced its long-term debt. In connection with the refinancing, we and Mr. Fountain agreed that the Purchase Right will remain in effect and become exercisable on July 1, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our Proxy Statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. We currently are not aware of any required reports which were not filed, or which were filed late, during Fiscal 2005.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors will consist of not less than three nor more than 25 members and authorize the Board to set and change the actual number of directors from time to time within those limits. Our directors are elected each year at the Annual Meeting for terms of one year or until their respective successors have been elected and have qualified. The number of our directors for the year following the Annual Meeting has been set at nine, and seven of our current directors and two new nominees named below have been nominated by our Board of Directors for election at the Annual Meeting.

Name and age (1)	Position(s) with us and Fountain	First elected (2)	Principal occupation and business experience for past five years
Reginald M. Fountain, Jr. (65)	Chairman, President and Chief Executive Officer	1979	Our Chief Executive Officer

A. Myles Cartrette * (49)	Director	2002	Owner, Cartrette, LLC (land development and residential construction), Greenville, NC

George L. Deichmann III * (61)	Director	1998	Owner and President, Trent Olds-Cadillac-Buick-Pontiac-GMC Trucks, Inc. (auto dealership), New Bern, NC

Guy L. Hecker, Jr. * (3) (73)	Director	2000	President, Stafford, Burke & Hecker, Inc. (high technology consultants), Alexandria, VA

David C. Miller * (54)	Director	2002	Owner, David C. Miller, CPA/ABV (certified public accountant and business valuation practice), Greenville, NC

Anthony J. Romersa (4) (60)	None	New nominee	Retired; served as our and Fountain’s Executive Vice President and Chief Operating Officer from 1998 to 2002; from 1986 to 1998, served as Director of Planning—Marine Operations with Brunswick Corp., Lake Forest, IL.

Anthony A. Sarandes * (4) (58)	None	New nominee	Chairman and consultant to Equiflor Corporation (grower, importer and distributor of fresh flowers); from 1986 to 2001, served as Chief Executive Officer of Equiflor Corporation

Mark L. Spencer * (49)	Director	1992	Owner, Spencer Communications (advertising and public relations firm), Montrose, CA

Robert L. Stallings III * (58)	Director	2003	Owner and President, Eastern Aviation Fuels, Inc. (aviation fuel sales), New Bern, NC

(1)	Asterisks denote individuals who we believe are, or if elected will be, “independent directors” as that term is defined by the listing standards of The American Stock Exchange.

(2)	The term “First elected” refers to the calendar year in which each individual first became our director or, in Mr. Fountain’s case, when he first became a director of Fountain prior to our organization.
(3)	Mr. Hecker also serves as a director of 8x8, Inc., a public company headquartered in Santa Clara, CA, which develops, manufactures and markets telecommunications equipment.
(4)	Each new nominee was recommended to our Corporate Governance Committee by our Chief Executive Officer.

Our Board of Directors recommends that you vote “FOR” the nine nominees named above. In the election of directors, the nine nominees receiving the highest numbers of votes will be elected.

Director Compensation

Our directors currently do not receive any fees or other compensation for their services as directors, but they are reimbursed for travel and other out-of-pocket expenses in connection with their attendance at meetings of our and Fountain’s Boards of Directors.

Attendance by Directors at Meetings

Board of Directors Meetings.  Our Board of Directors met five times during Fiscal 2005. Each director attended 75% or more of the aggregate number of meetings of the Board and any committees on which he served, with the exception of Robert L. Stallings III and A. Myles Cartrette whose absences were due to prior business commitments, and David L. Woods whose absences were due to illness and prior business commitments.

Annual Meetings.  Our Board of Directors recognizes that directors have their own business interests and are not our full-time employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that our directors are encouraged to attend each Annual Meeting whenever possible. One of our eight directors then in office attended our last Annual Meeting held during November 2004.

Audit Committee

Function.  Our Audit Committee acts under a written charter that was revised and reapproved by our Board of Directors during 2004. Under its charter, the Committee, among other things, appoints our independent accountants each year and approves the compensation and terms of engagement of our accountants, approves services proposed to be provided by the independent accountants, and monitors and oversees the quality and integrity of our accounting process and systems of internal controls. The Committee reviews various reports by our independent accountants, including its annual report on our audited consolidated financial statements, and it oversees our internal audit program. A copy of the Committee’s charter was filed as an appendix to the Proxy Statement we distributed in connection with our last annual meeting held during November 2004, and a copy is available on our Internet website at www.fountainpowerboats.com. The Committee met four times during Fiscal 2005.

Members.  Current members of the Audit Committee are David C. Miller—Chairman, George L. Deichmann III and Guy L. Hecker, Jr. We believe each member of the Committee is “independent” as that term is defined by the current listing standards of The American Stock Exchange.

Our Audit Committee Chairman, David C. Miller, is a certified public accountant with a total of 24 years of experience in public accounting. Our Board of Directors has determined that Mr. Miller is an “audit committee financial expert” as that term is defined by rules of the Securities and Exchange Commission.

Audit Committee Report.  Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes.

In connection with the preparation and audit of our consolidated financial statements for Fiscal 2005, the Audit Committee has:

•	reviewed our audited consolidated financial statements and discussed them with our management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our accountants with the accountants.

Based on that review and discussion, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

The Audit Committee:

David C. Miller	Guy L. Hecker, Jr.	George L. Deichmann III

Corporate Governance Committee

Our Corporate Governance Committee operates under a written charter approved by our Board of Directors and performs the functions of both a nominations committee and a compensation committee. A copy of the Committee’s charter is available on our Internet website at www.fountainpowerboats.com. The Committee met once during 2005.

Members. Current members of the Corporate Governance Committee are David C. Miller - Chairman, Robert L. Stallings III and A. Myles Cartrette, each of whom we believe is an “independent director” as that term is defined by the current listing standards of The American Stock Exchange.

Nominations Committee Functions. The Corporate Governance Committee functions as a nominations committee by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board.

The Committee’s Charter provides that the Committee will seek to identify and recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. The Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Corporate Governance Committee

Fountain Powerboat Industries, Inc.

Attention: Corporate Secretary

1653 Whichard’s Beach Road

Washington, North Carolina 27889

Each recommendation should be accompanied by the following:

•

the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a holder of record of our common stock (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares the person beneficially owns), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•	the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our common stock and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit the person making the recommendation believes the candidate would provide as a director;

•	a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information the Committee requests in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•	information regarding any business or personal relationships between the candidate and any of our customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company, and any transactions between the candidate and our company; and

•	in addition to the above, any information about the candidate that would be required to be included in our proxy statement under the SEC’s Regulation 14A (including information about legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select the candidates it will recommend to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, life and educational background and experience, community leadership, independence, geographic location, and other qualifications, attributes and potential contributions; (2) past and future contributions of our current directors, and the value of continuity, diversity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes, experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

Compensation Committee Functions. The Corporate Governance Committee also functions as a compensation committee and reviews and makes recommendations to our and Fountain’s Boards regarding the amounts of cash and other compensation paid or provided to our executive officers, the adoption of incentive or other compensation plans, and other compensation and employee benefit matters. After receipt of the Committee’s recommendations, the Boards will make all final decisions regarding executive compensation matters.

Committee Report on Executive Compensation. Our goal is to provide an executive compensation program that will enable us to attract and retain qualified and motivated individuals as executive officers. Currently, Fountain’s and our executive compensation program includes only: (1) base salary paid by Fountain, (2) cash bonuses paid by Fountain to selected executive officers, (3) stock options we issue to selected officers, and (4) contributions by Fountain to the individual accounts of all participating employees under Fountain’s Section 401(k) plan. In addition, Fountain provides other employee benefit and welfare plans customary for companies its size.

The Corporate Governance Committee operates as a compensation committee of our and Fountain’s Boards of Directors and makes recommendations to the Boards regarding the amounts of cash and other compensation paid or provided to our executive officers, the adoption of incentive or other compensation plans, and other compensation and employee benefit matters. After receipt of the Committee’s recommendations, the Boards make all final decisions regarding executive compensation matters.

Base salary paid by Fountain to our Chairman, President and Chief Executive Officer, Reginald M. Fountain, Jr., is approved by Fountain’s Board of Directors from time to time based on its evaluation of Mr. Fountain’s individual level of responsibility and performance and, in particular, his historical importance and current leadership and direction in the development and growth of Fountain’s business. Mr. Fountain’s employment agreement entered into with Fountain during 1989 provides for base salary of not less than $104,000 per year. In recent years, he has received base salary at a rate of $350,000 per year with no salary increase, and his salary was unchanged for Fiscal 2005.

Under his employment agreement, Mr. Fountain also may receive a cash bonus each year equal to 5% of our consolidated net income before deductions for income taxes, but not more than $250,000. The cash bonus earned by Mr. Fountain for Fiscal 2005 was calculated pursuant to that arrangement and is shown in the Summary Compensation Table below.

Salaries paid by Fountain to our Chief Financial Officer, Irving L. Smith, and our Executive Vice President of Business Development, Robert D. Knight, also are approved by the Board of Directors based on the Committee’s recommendation. Their salaries for Fiscal 2005 are shown in the Summary Compensation Table below. Mr. Knight’s employment agreement with Fountain provides that he is to receive base salary at a rate of not less than $156,000 per year and that, for Fiscal 2005, he was eligible to receive cash bonuses equal to (1) 0.9% of the amount by which our consolidated net sales exceeded $59 million and (2) 0.5% of our consolidated net income before deductions for interest and income taxes. The cash bonus shown in the Summary Compensation Table below for Mr. Knight for Fiscal 2005 includes aggregate bonuses calculated pursuant to that arrangement, together with a $10,000 “signing bonus” he received when he was first employed by Fountain during Fiscal 2005.

The salaries and cash bonuses paid to Fountain’s other officers are determined by Mr. Fountain based on his judgment of the levels of responsibility, qualifications, experience, and performance of the individual officers, as well as the company’s size, complexity, growth, and financial performance. The amounts of contributions to the separate accounts of officers under Fountain’s 401(k) plan are determined solely by the terms of that plan. Except as described above with respect to Mr. Fountain’s and Mr. Knight’s salaries and cash bonuses, the performance review process and, thus, the setting of salaries and the awarding of cash bonuses, largely are subjective and there are no specific formulae, objective criteria, or other such mechanisms by which the salary of, or the amount of the cash bonus paid to, any officer, including Mr. Fountain, are tied empirically to his individual performance or to Fountain’s financial performance.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of annual compensation in excess of $1,000,000 paid to certain executive officers of public corporations. As none of the companies’ officers receive annual compensation approaching that amount, Fountain’s Board of Directors has not yet adopted a policy with respect to Section 162(m).

The Corporate Governance Committee:

A. Myles. Cartrette	David C. Miller	Robert L. Stallings III

Executive Officers

We consider Fountain’s and our officers who are listed below to be our executive officers.

Reginald M. Fountain, Jr., age 65, currently serves as our and Fountain’s Chairman, President, and Chief Executive Officer. He founded Fountain during 1979 and became our Chief Executive Officer upon our acquisition of Fountain during 1986.

Irving L. Smith, age 62, was appointed to serve as our and Fountain’s Chief Financial Officer during March 2003. Prior to that, he served as our Director for Information Technology from March 2001 through February 2003. Previously, he was President and owner of ISA Group, Inc., a financial, manufacturing and information technology consulting firm.

Robert D. Knight, age 48, was appointed to serve as Fountain’s Executive Vice President of Business Development during September 2004. Prior to becoming our employee, he served as Vice President of Invensys, where he had been employed for 12 years. That company engaged in energy services automation, controls and process solutions.

Executive Compensation

Cash Compensation. The following table shows cash and other compensation paid or provided to or deferred by our named executive officers for the past three fiscal years. Our executive officers are compensated by Fountain for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers.

SUMMARY COMPENSATION TABLE
		Annual Compensation				Long term compensation
Name and principal position	Fiscal year	Salary		Bonus	Other annual compensation (2)	Restricted stock awards	Securities underlying options (#)	All other compensation (3)
Reginald M. Fountain Chairman, President and Chief Executive Officer	2005 2004 2003	$350,000 350,000 350,000	(1)	$51,471 72,456 58,315	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

Irving L. Smith Chief Financial Officer	2005 2004 2003	124,846 120,000 95,000		-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	4,278 3,669 346

Robert D. Knight Executive Vice President	2005	120,000	(4)	130,132	-0-	-0-	-0-	-0-

(1)	For a portion of Fiscal 2003, Mr. Fountain voluntarily reduced the rate at which salary was paid to him with the result that he actually received aggregate salary payments of only $265,385. However, since the salary reduction was voluntary, the amount of the reduction was still treated as taxable compensation to Mr. Fountain even though he did not actually receive it, and accounting rules required that we account for the net amount of the reduction, after required tax withholdings, as a contribution by Mr. Fountain to our capital. Mr. Fountain’s Fiscal 2003 salary is listed in the table above as the full $350,000 on which he was taxed rather than the reduced amount of salary he actually received.
(2)	In addition to compensation paid in cash, from time to time Fountain’s executive officers may receive certain personal benefits. We believe the value of any such benefits received each year by each officer did not exceed 10% of his cash compensation for that year.
(3)	The Fiscal 2005 amount for Mr. Smith consists entirely of matching contributions by Fountain to his account under our Section 401(k) plan. Fountain also provides our officers with group life, health, medical and other insurance coverages that are generally available to all salaried employees and that are not included in the Summary Compensation Table.
(4)	Mr. Knight was first employed by Fountain during September 2004.

Employment Agreements and Change in Control Arrangements. Mr. Fountain is employed as an officer of Fountain under a 1989 employment agreement that provides for automatic renewal at the end of each year for an additional one-year period until the agreement is terminated. Under the agreement, Mr. Fountain receives base salary in an amount approved by our Board of Directors (but not less than $104,000 per year), an annual cash bonus in an amount equal to 5% of our consolidated net income (calculated after deductions of profit sharing contributions and before deductions for income taxes, but not more than $250,000), and certain other benefits.

Mr. Knight is employed as an officer of Fountain under a 2004 employment agreement that provides for automatic renewal at the end of each year for an additional one-year period until the agreement is terminated. Under the agreement, Mr. Knight receives base salary in an amount approved by our Board of Directors (but not less than $156,000 per year), and he is eligible to receive annual “sales bonuses” and “operating profit bonuses” in amounts calculated as described below. For Fiscal 2005, Mr. Knight was eligible to receive a sales bonus equal to 0.9% of the amount by which our consolidated net sales exceeded $59 million. For subsequent fiscal years, he will be eligible to receive a sales bonus only if our consolidated net sales exceed the amount on which he previously received such a bonus, and the amount of any subsequent sales bonus will be equal to 0.9% of the amount of such excess. In addition to sales bonuses, the agreement provides that Mr. Knight is eligible to receive an operating profit bonus for each fiscal year equal to 0.5% of our consolidated net earnings before interest and taxes. The agreement may be terminated by Fountain without “cause” (as defined in the agreement) upon 30 days’ written notice, or at any time with cause. In the event of a termination without cause, Mr. Knight would be entitled to receive salary for a period of one year. In the event of a termination for a cause involving a breach of the agreement by Mr. Knight, or a failure to perform duties or responsibilities under the agreement, Mr. Knight would be entitled to receive salary for a period of three months. Continued salary would not be payable in the case of a termination for cause based on other circumstances described in the agreement, including willful misconduct, acts of dishonesty, or conduct detrimental to, or likely to have a material adverse effect on, Fountain’s business or reputation.

If, within 12 months following a “change in control” (as defined in the agreement) of Fountain, Mr. Knight’s employment is terminated without cause, or if, without his consent, (1) his salary is reduced, or certain benefits provided to him are reduced or eliminated (unless the reduction in or elimination of benefits applies proportionately to all our salaried employees), (2) his position is changed such that he no longer serves with his then current title or level of responsibility, or his position and reporting responsibility are not those of an executive officer, or (3) he is transferred to a job location more than 30 miles from his then current principal location, he may terminate his own employment and be entitled to receive an amount (payable in 36 monthly payments) equal to 299% of his then current annual base salary rate.

Employee Stock Options. The following table contains information regarding options to purchase shares of our common stock held or exercised by our executive officers listed in the Summary Compensation Table above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES (1)
			Number of securities underlying unexercised options at fiscal year-end		Value of unexercised in-the-money options at fiscal year-end
Name	Shares acquired on exercise	Value realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Reginald M. Fountain, Jr.	(2)	N/A	450,000(3)	-0-	$13,500(4)	N/A

(1)	Information contained in the table is for Fiscal 2005 which ended on June 30, 2005.
(2)	Mr. Fountain did not exercise any options during Fiscal 2005.
(3)	The options are exercisable at a price of $4.67 per share and are scheduled to expire on August 4, 2008.
(4)	The value of Mr. Fountain’s options on June 30, 2005, reflects the amount by which the aggregate market value of the underlying shares on that date (based on the closing sale price of our common stock) exceeded the aggregate exercise price of the options. On September 30, 2005, the aggregate market value of the underlying shares was less than the aggregate exercise price.

Performance Graph

The following line graphs compare the cumulative total shareholder return (the “CTSR”) on our common stock during the previous five fiscal years with the CTSR over the same measurement period of the S&P 500 Index and the S&P Leisure Time (Products) Index. Each line graph assumes that $100 was invested on June 30, 2000, and that any dividends were reinvested in additional shares. We have not paid dividends on our common stock during the previous five years, so no reinvestment is included in the calculation of the CTSR on our common stock.

	GRAPH POINTS
	06-30-00	06-30-01	06-30-02	06-30-03	06-30-04	06-30-05
■ Our Common Stock	$100.00	$61.54	$47.69	$106.15	$157.85	$144.62
< S&P 500 Index	100.00	85.17	69.85	70.03	83.41	88.68
● S&P Leisure Time (Products) Index	100.00	132.69	145.16	140.61	157.82	166.78

Transactions with Related Parties

Reginald M. Fountain, Jr., our Chairman, President and Chief Executive Officer, owns a company that leases an airplane to Fountain for business purposes. During Fiscal 2005, Fountain paid that company $199,383 in rentals based on actual hours of business use by Fountain. Fountain also rents apartments from a company owned by Mr. Fountain as temporary housing for consultants and new employees. During 2005, Fountain paid that company $32,358 in apartment rental fees.

David L. Woods, one of our current directors, is co-owner and manager of Pier 57 Boat Sales and Service, which is a Fountain dealer. During Fiscal 2005, Mr. Woods’ dealership purchased 19 boats from Fountain for an aggregate wholesale price of $4,132,974 (approximately 6% of Fountain’s aggregate sales for that fiscal year), received payments of approximately $50,262 from Fountain under dealer sales award and promotion programs that are available to all dealers, and paid Fountain approximately $25,000 for parts and non-warranty service work.

During Fiscal 2005, George L. Deichmann III, one of our directors, purchased a 38 Luxury Fish Cruiser from Fountain for $213,721 which was our standard dealer price for that boat.

Wyatt M. Fountain, the son of our Chairman, President and Chief Executive Officer, Reginald M. Fountain, Jr., is employed as Regional Sales Manager for Fountain’s Northeast Region. For Fiscal 2005 his aggregate compensation was $185,439, consisting solely of sales commissions paid on the same basis as commissions are paid to Fountain’s other Regional Sales Managers.

Betty G. Smith, the spouse of our Chief Financial Officer, Irving L. Smith, is employed by Fountain. For Fiscal 2005, her salary was $54,404.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee has appointed our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for Fiscal 2006. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants each year and to approve the compensation and terms of the engagement of our accountants, and our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes PLLC for Fiscal 2006 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Dixon Hughes PLLC was first appointed as our independent accountants on September 30, 2004, and it audited our consolidated financial statements for the fiscal year ended June 30, 2005. It replaced Pritchett, Siler & Hardy, P.C. which was dismissed by the Committee on the same date. In connection with Pritchett, Siler & Hardy, P.C.’s audits during the two fiscal years ended June 30, 2004 and 2003, and through the date of the Committee’s action dismissing Pritchett, Siler & Hardy, P.C., there were no disagreements with Pritchett, Siler & Hardy, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Pritchett, Siler & Hardy, P.C.’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

Pritchett, Siler & Hardy, P.C.’s audit reports on our consolidated financial statements as of and for the fiscal years ended June 30, 2004 and 2003, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that Pritchett, Siler & Hardy, P.C.’s report on our consolidated financial statements as of and for the fiscal year ended June 30, 2003, appearing in our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2003, contained a separate paragraph stating that, “As described in Note 17, the financial statements as of and for the period ended June 30, 2003 have been restated to reflect a decrease in the deferred tax asset valuation allowance in the amount of $400,643. The impact to the financial statements is also described in Note 17.” Also, Pritchett, Siler & Hardy, P.C.’s report on our restated consolidated financial statements as of and for the fiscal year ended June 30, 2004, appearing in our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2004, contained a separate paragraph stating that, “As discussed in Note 14 to the financial statements, certain errors primarily resulting in the overstatement of previously reported sales and accounts receivables at June 30, 2004, were subsequently discovered by management of the Company. Accordingly, the 2004 financial statements have been restated.”

During our fiscal years ended June 30, 2004 and 2003, and through the date of the Committee’s action appointing Dixon Hughes PLLC and dismissing Pritchett, Siler & Hardy, P.C., there were no “reportable events” involving Pritchett, Siler & Hardy, P.C. and requiring disclosure pursuant Item 304(a)(1)(v) of Regulation S-K, or any “consultations” with Dixon Hughes PLLC by us, or by anyone on our behalf, requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

Our Board of Directors recommends that you vote “FOR” Proposal 2. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the votes cast against it.

Services and Fees During Fiscal 2005

Under its current procedures, our Audit Committee specifically preapproves all audit services and other services provided by our independent accountants. As our independent accountants for Fiscal 2005, Dixon Hughes PLLC provided various audit and other services for which we were billed, or expect to be billed, for fees as further described below. Our Audit Committee has considered whether Dixon Hughes PLLC’s provision of non-audit services is compatible with maintaining its independence. The Committee believes that those services do not affect Dixon Hughes PLLC’s independence.

Audit Fees. For Fiscal 2005, Dixon Hughes PLLC audited our consolidated financial statements included in our Annual Report on Form 10-K, reviewed our condensed interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and provided various other audit services. We expect that Dixon Hughes PLLC’s fees for Fiscal 2005 audit services will amount to an aggregate of $165,265.

Audit Related Fees. We paid Dixon Hughes PLLC $6,500 for audit-related services it provided to us during Fiscal 2005. Those services consisted of an audit of our Section 401(k) plan.

Tax Fees. Dixon Hughes PLLC did not provide us with any tax-related services during Fiscal 2005.

All Other Fees. Dixon Hughes PLLC did not provide us with any other services during Fiscal 2005.

PROPOSALS OF SHAREHOLDERS

Any proposal of a shareholder which is intended to be presented for action at our next Annual Meeting must be received by us in writing at our main office in Washington, North Carolina, no later than July 5, 2006, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy that we will distribute in connection with that meeting. In order to be included in our proxy materials related to a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal intended to be presented for action at our next Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by us at our main office in Washington, North Carolina, no later than September 18, 2006, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

ADDITIONAL INFORMATION

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it, or with individual directors, regarding their concerns and other matters related to our business. The Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to:

Board of Directors

Fountain Powerboat Industries, Inc.

Attention: Corporate Secretary

1653 Whichard’s Beach Road

P. O. Drawer 457

Washington, NC 27889

You also may send them by email to directors@fountainpowerboats.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and forwarded on to the intended recipients. Communications that involve specific comments, questions or complaints from a customer of Fountain relating to a specific product, purchase, warranty claim or other such matter will be forwarded to the head of the department or division that is most closely associated with the subject of the communication.

Annual Report on Form 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file reports and other information, including proxy statements, annual reports, and quarterly reports, with the Securities and Exchange Commission. Our Internet website (www.fountainpowerboats.com) contains links to the Securities and Exchange Commission’s website (www.sec.gov) where you may obtain copies of our reports free of charge after they have been filed.

A copy of our Annual Report on Form 10-K for our fiscal year ended June 30, 2005, as filed with the Securities and Exchange Commission, will be provided without charge upon the written request of any shareholder entitled to vote at the Annual Meeting. Requests for copies should be directed to Irving L. Smith, Fountain Powerboat Industries, Inc., Post Office Drawer 457, Washington, North Carolina 27889 (Telephone 252-975-2000).

FOUNTAIN POWERBOAT INDUSTRIES, INC.

Post Office Drawer 457

1653 Whichard’s Beach Road

Washington, North Carolina 27889

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Carol J. Price and Irving L. Smith (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes either or both of them to represent and vote as directed below all shares of the common stock of Fountain Powerboat Industries, Inc. (the “Company”) held of record by the undersigned on October 3, 2005, at the Annual Meeting of the Company’s Shareholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 1653 Whichard’s Beach Road, Washington, North Carolina, at 10:00 a.m. on Tuesday, November 29, 2005, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1. ELECTION OF DIRECTORS: Election of nine directors for one-year terms.

☐	FOR all nominees listed below (except as indicated otherwise on the line below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:	Reginald M. Fountain, Jr.; A. Myles Cartrette; George L. Deichmann III; Guy L. Hecker, Jr.; David C. Miller; Anthony J. Romersa; Anthony A. Sarandes; Mark L. Spencer; and Robert L. Stallings III

INSTRUCTION:	To withhold authority to vote for any individual nominee, write the nominee’s name on the line below.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as the Company’s independent accountants for Fiscal 2006.	FOR	AGAINST	ABSTAIN
	☐	☐	☐
3. OTHER BUSINESS: On any other matters properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including adjournments, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE

REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposal 2. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Company’s Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated:                                                                                  , 2005

Signature

Joint Signature (if shares are held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please send in your appointment of proxy whether or not you plan to attend.